UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                   FORM 8-A/A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         LASER-PACIFIC MEDIA CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)



                   Delaware                              95-3824617
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   (State of Incorporation or Organization) (IRS Employer Identification no.)

        809 N. Cahuenga Blvd., Hollywood, California         90038
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          (Address of Principal Executive Offices)        (Zip Code)


        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant
       to General Instruction A.(c), please check the following box. |X|

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant
       to General Instruction A.(d), please check the following box. |_|


                Securities Act registration statement file number
                   to which this form relates: Not Applicable

        Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                             Name of Each Exchange on Which
to be so Registered                             Each Class is to be Registered
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Rights to Purchase Series B Junior              Nasdaq National Market System
Participating Cumulative Preferred Stock,
par value $.0001 per share
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       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None.
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                                (Title of Class)

                           AMENDMENT NO. 1 TO FORM 8-A

     We hereby amend the following items, exhibits or other portions of our Form 8-A dated as of January 12, 2001, which relates to our Rights to purchase Series B Junior Participating Cumulative Preferred Stock, par value $.0001 per share.

Item 1. Description of Registrant's Securities to be Registered

     Item 1 of our Form 8-A filed on January 19, 2001 is hereby amended by adding the following text:

     On July 31, 2003, pursuant to the authorization of the board of directors of Laser-Pacific Media Corporation, a Delaware corporation (the "Company"), the Company and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent") entered into and executed Amendment No. 1 (the "Amendment") to the Rights Agreement dated as of January 12, 2001, by and between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.
Section 27 of the Rights Agreement provides that prior to the time any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the consent of the holders of the Rights.

     On July 31, 2003, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Eastman Kodak Company, a New Jersey corporation ("Kodak"), and OS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Kodak ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"), on the terms and subject to the conditions of the Merger Agreement. In connection with the Merger Agreement and other related transactions contemplated thereby, the Amendment (i) provides that neither Kodak nor any of its wholly-owned Subsidiaries shall be deemed an Acquiring Person by virtue of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, and (ii) specifies that no Distribution Date shall be deemed to have occurred by reason of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby.

     The Rights Agreement, including the form of the Rights Certificate, is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock is filed as Exhibit 4.2 hereto and is incorporated herein by reference. The Amendment is filed as Exhibit 4.3 hereto and is incorporated herein by reference. The foregoing descriptions of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 2. Exhibits

4.1 Rights Agreement (which includes as Exhibit A thereto the Form of Right Certificate), dated as of January 12, 2001, by and between Laser-Pacific Media Corporation and U.S. Stock Transfer Corporation (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2001).

4.2       Certificate  of   Designations   of  Series  B  Junior   Participating
          Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2001).

4.3 Amendment No. 1 to the Rights Agreement, dated as of July 31, 2003, by and between Laser-Pacific Media Corporation and U.S. Stock Transfer Corporation.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form 8-A (File No. 1-16323) to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      By:  /s/ James R. Parks
                                      -----------------------------------------
                                      Name: James R. Parks
                                      Its: Chairman and Chief Executive Officer

Dated:  August 5, 2003

                                  EXHIBIT INDEX


Exhibit No.                             Description

4.1 Rights Agreement (which includes as Exhibit A thereto the Form of Right Certificate), dated as of January 12, 2001, by and between Laser-Pacific Media Corporation and U.S. Stock Transfer Corporation (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2001).


4.2 Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2001).

4.3 Amendment No. 1 to the Rights Agreement, dated as of July 31, 2003, by and between Laser-Pacific Media Corporation and U.S. Stock Transfer Corporation.